EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton
Chief Financial Officer
	610-768-33000	December 27, 2004

UNIVERSAL HEALTH SERVICES, INC. ANNOUNCES EXPECTED

FOURTH QUARTER EARNINGS SHORTFALL

KING OF PRUSSIA, PA - Universal Health Services, Inc. (NYSE: UHS) announced today that our earnings per diluted share from continuing operations for the year ended December 31, 2004 are likely to be lower than our previous guidance of $2.75-$2.85. Earnings per diluted share from continuing operations for the eleven months ended November 30, 2004 were $2.48 per share.

On a same facility basis, fourth quarter admissions to our acute care hospitals located in the U.S. and Puerto Rico are expected to remain relatively flat as compared to the comparable prior year quarter. Our provision for doubtful accounts, while substantially higher than the prior year, should remain relatively consistent as a percentage of revenue with previously reported 2004 results. However, our facilities in certain markets have experienced increased operating challenges which will adversely affect our financial results.

Admissions in the McAllen, Texas market are expected to be down significantly in the fourth quarter, contributing to a substantial decline in the profitability contribution of this market. Additional capacity at a physician owned hospital in the McAllen market opened within the past week, which may further erode some of our hospital’s existing business.

Lakewood Ranch Hospital, which opened in Florida in September, continues to experience operating losses in the fourth quarter. It also has diverted some volumes and adversely impacted the profitability of Manatee Memorial Hospital, its sister hospital. Methodist Hospital in East New Orleans, acquired early in 2004, also continues to experience operating losses in part due to an increasing burden of non-paying patients.

The continued softness in admissions to our acute care facilities will generally result in an operating margin contraction during the fourth quarter as it becomes increasingly challenging for us to conform our operating strategies to reduce salaries and wages and operating expenses (a large portion of which are fixed in nature) quickly enough to match the volume declines experienced in certain markets.

We will hold a conference call for investors and analysts at 9:00 a.m. Eastern Time on Tuesday, December 28, 2004. The dial-in number is 1-877-648-7971. A digital recording of the conference call will be available two hours after the completion of the conference call on December 28, 2004 and will continue through midnight on January 4, 2005. The recording can be accessed by calling 1-800-642-1687 and entering the conference ID number 3135591. This call will also be available live over the internet at our web site at www.uhsinc.com.

Universal Health Services, Inc. is one of the nation’s largest hospital companies, operating acute care and behavioral health hospitals and ambulatory centers nationwide, in Puerto Rico and in France. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE: UHT). For additional information on the Company, visit our web site: http://www.uhsinc.com.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to healthcare industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in “Forward-Looking Statements and Risk Factors” on pages 17 and 18 of our Form 10-Q for the quarterly period ended September 30, 2004), may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.